Senesco Technologies Selects Criterium to Manage Multiple Myeloma Study

BRIDGEWATER, N.J.(August 8th, 2011)--(BUSINESS WIRE)-- Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Amex: SNT) today announced that it has contracted Criterium, Inc. to manage the operational aspects of its Phase Ib/2a clinical study of SNS01-T, the Company’s lead therapeutic candidate for the treatment of multiple myeloma.

Criterium, Inc. is a full-service, global clinical research organization (CRO) that offers a unique mix of high-quality clinical research services and communication processes.  Criterium’s experienced team uses technology-based solutions to manage trials from initial planning to approval.

The Senesco team recently met with their counterparts at Criterium to finalize the operational plans for the conduct and analysis of this open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to relapsed or refractory multiple myeloma patients. The study design calls for twice-weekly dosing of patients for 6 weeks followed by a 4-week safety data review period before escalating to a higher dose level in a new group of patients. While the primary objective of the initial study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response will also be evaluated using multiple well-established criteria including measurement of the monoclonal protein (M-protein). The study is expected to start in the 3rd quarter of 2011.

“We are very pleased to have taken another step toward starting the multiple myeloma study and to be working with Criterium on the clinical evaluation of SNS01-T,” stated Leslie J. Browne, Ph.D, President and Chief Executive Officer of Senesco Technologies Inc. Dr. Browne continued “We considered multiple CROs that we could have worked with on this study and found that Criterium’s experience and clinical expertise were best aligned with our needs.”

About Multiple Myeloma

Multiple myeloma is a cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Up to two-thirds of patients with the disease currently survive less than five years. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications treating certain inflammatory and ischemic diseases. The Company is preparing to initiate a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Dan Schustack, 212-732-4300
dschustack@ceocast.com